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                                                                  Exhibit 12.1


                                     FRONTIER INSURANCE GROUP, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                     AND PREFERRED STOCK DIVIDENDS
                                     (DOLLAR AMOUNTS IN THOUSANDS)

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
                      Nine Months Ended
                         September 30,                             Year Ended December 31,
                      ------------------        ---------------------------------------------------------
                      1996          1995        1995          1994         1993         1992         1991
                      ----          ----        ----          ----         ----         ----         ----

Income before
 income taxes and
 cumulative effect
 of change in
 accounting
 principle ......... $39,999       $31,095      $43,280       $21,330      $30,293      $25,198      $20,145

Add interest
 expense ...........   1,409           451          895          --           --           --            241
                     -------       -------      -------       -------      --------     -------      -------

Earnings available
 for payment of
 combined fixed
 charges and
 preferred stock
 dividends ......... $41,408       $31,548      $44,175       $21,330      $30,293      $25,198      $20,386
                     =======       =======      =======       =======      =======      =======      =======

Combined fixed
 charges(1) ........ $ 1,409       $   451      $   895           --          --           --       $    241
                     =======       =======      =======       ========     =======      =======      =======

Ratio of earnings
 to combined fixed
 charges and
 preferred stock
 dividends ........   29.4x         69.9x        49.4x           N/A          N/A          N/A        84.6x

Pro forma
 combined fixed
 charges(2) .......  $ 8,086       $ 8,086      $10,781
                     =======       =======      =======

Pro forma ratio of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividends .......     5.1x          4.8x         4.1x

----------------------
(1) Consists of interest expense.
(2) Gives pro forma effect to the sale of the Preferred Securities and the issuance of the Convertible Debentures as if such sale had occurred at January 1, 1996 and January 1, 1995, respectively, and assumes repayment of all indebtedness from net proceeds received by the Company and no investment income attributable to the balance of such net proceeds.

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